UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12

GOLDEN GRAIN ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

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1822 43rd Street SW
Mason City, IA 50401

NOTICE OF 2012 ANNUAL MEETING OF MEMBERS
To be Held Monday, February 20, 2012
To our members:

The 2012 annual meeting of members (the "2012 Annual Meeting") of Golden Grain Energy, LLC (the "Company") will be held on Monday, February 20, 2012, at the Floyd Community Center, 706 Fairfield Street, Floyd, Iowa 50435. Registration for the meeting and lunch will begin at 11:30 a.m. The 2012 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m. The Board of Directors (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 MEMBER MEETING TO BE HELD ON MONDAY, FEBRUARY 20, 2012:

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at http://www.goldengrainenergy.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (641) 423-8525 or toll free at (888) 443-2676 or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401, by e-mail at info@ggecorn.com, or on our website at http://www.goldengrainenergy.com on or before February 6, 2012, to facilitate timely delivery.

The purposes of the meeting are to: (1) Approve an Amendment to the Company's Operating Agreement which provides the Directors the ability to reduce the size of the Board; (2) Approve an Amendment to the Company's Operating Agreement which provides a procedure for designating a record date for meetings and distributions; (3) Elect two directors to the Board and provide an advisory vote on a third director the Board has authority to appoint; and (4) Transact such other business as may properly come before the 2012 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on December 31, 2011 are entitled to notice of the 2012 Annual Meeting and to vote at the 2012 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. on Friday, February 17, 2012.

All members are cordially invited to attend the 2012 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at http://www.goldengrainenergy.com and may be printed by the members. No personal information is required to print a proxy card. We will be sending you a proxy card approximately 10 days from the date of this letter. If you wish to revoke your proxy at the meeting and execute a new proxy card, you may do so by giving notice to our CEO Walt Wendland or our CFO Christy Marchand, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (641) 421-8457 or mail it to the Company at 1822 43rd Street SW, Mason City, Iowa 50401. If you need directions to the meeting, please contact the Company using the information listed above.

By order of the Board of Directors,

/s/ Dave Sovereign
Chairman of the Board

Mason City, Iowa
January 2, 2012

Golden Grain Energy, LLC
1822 43rd Street SW
Mason City, Iowa 50401

Proxy Statement
2012 Annual Meeting of Members
Monday, February 20, 2012

This proxy solicitation is being made by the Company. The proxy statement and proxy card were prepared by the board of directors (the "Board") of Golden Grain Energy, LLC (the "Company") for use at the 2012 annual meeting of members of the Company to be held on Monday, February 20, 2012 (the "2012 Annual Meeting"), and at any adjournment thereof. The 2012 Annual Meeting will be held at the Floyd Community Center, 706 Fairfield Street, Floyd, Iowa 50435. Registration for the meeting and lunch will begin at 11:30 a.m. The 2012 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m. Distribution of this proxy statement and the proxy card is scheduled to begin on or about January 2, 2012. This solicitation is being made according to the SEC's internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    Why did I receive this proxy statement?

A:
The Board is soliciting your proxy to vote at the 2012 Annual Meeting because you were a member of the Company at the close of business on December 31, 2011, the record date, and are entitled to vote at the meeting.

Q:	What am I voting on?

A:
You are voting on the election of two (2) directors and providing an advisory vote regarding a third director position that the Board has the right to fill. The Board will fill this third director position in its discretion and is simply soliciting the members' input with respect to the third director position that the Board is entitled to appoint. The nominees are Jim Boeding, Leland Boyd, James Ludeking, Duane Lynch, Bill Ohrt, Bernard Retterath, and Roger Shaffer. You are also voting on two proposed amendments to the Company's Third Amended and Restated Operating Agreement (the "Operating Agreement").

Q:	How many votes do I have?

A:	Members are entitled to one vote for each Class A or Class B membership unit that they hold.

Q:	What is the voting requirement to elect the directors and what is the effect of an abstention or withhold vote?

A:
In the election of directors, the two nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. However, members will be given the right to vote for three nominees as the Board intends to appoint the nominee who receives the third most votes to fill a currently vacant seat on the Board. The Board has the right under the Operating Agreement to appoint someone to fill this open director position, and therefore, the members' vote is advisory with respect to this director position. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee. Abstentions and withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	What is the voting requirement to approve an amendment to the Operating Agreement and what is the effect of an abstention?

A:
An amendment to the Operating Agreement is approved if it receives affirmative votes from members holding a majority of the units represented at a meeting where a quorum is present. Abstentions will be counted for purposes of determining if a quorum is represented at the meeting, but will have the effect of a vote against the Operating Agreement amendments.

Q:	How many membership units are outstanding?

A:	On December 31, 2011, the record date, there were 23,540,000 outstanding Class A membership units and 920,000 outstanding Class B membership units for a total of 24,460,000 units outstanding.

Q:	What constitutes a quorum?

A:
The presence of members holding 30% of the total outstanding Class A and B membership units, or 7,338,000 membership units, regardless of class, constitutes a quorum. If you submit a properly executed proxy, then your units will be counted as part of the quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2012 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy. You may cast your votes by executing a proxy card for the 2012 Annual Meeting and submitting it to the Company prior to the 2012 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. on Friday, February 17, 2012 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2012 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 1822 43rd Street SW, Mason City, Iowa 50401, or fax it to the Company at (641) 421-8547. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR Proposal One - Amendment Number One to the Operating Agreement; FOR Proposal Two - Amendment Number Two to the Operating Agreement; and FOR the incumbents Jim Boeding and Duane Lynch. If you do not mark any choices for the director election, you will not have provided an advisory vote on the third director position that the Board has the authority to appoint under the Operating Agreement.

•	In person at the 2012 Annual Meeting. All members may vote in person at the 2012 Annual Meeting.

Q:	Do I have dissenters' rights, appraisal rights or similar rights?

A:	Pursuant to Section 6.8 of the Operating Agreement, members have no dissenters' rights, appraisal rights or any similar rights.

Q:    What can I do if I change my mind after I vote my units?

A:    You may revoke your proxy by:

•	Voting in person at the 2012 Annual Meeting;

•
Giving personal or written notice of the revocation to the Company's CEO, Walter Wendland, at the Company's offices at 1822 43rd Street SW, Mason City, Iowa 50401 which is RECEIVED prior to 5:00 p.m. on Friday, February 17, 2012; or

•	Giving personal or written notice of the revocation to the Company's CEO, Walter Wendland or the Company's CFO, Christy Marchand, at the commencement of the 2012 Annual Meeting.

Q:    What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Jim Boeding and Duane Lynch; FOR Proposal One - Amendment Number One to the Operating Agreement; and FOR Proposal Two - Amendment Number Two to the Operating Agreement. You may wish to vote for only one of the director nominees. In this case, your vote will only be counted for the director candidate you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a candidate or FOR and AGAINST a proposal, your votes will not be counted with respect to the director candidate or the proposal for which you marked contradicting choices. If you do not mark any choices for the director election, you will not have provided an advisory vote on the third director position that the Board has the authority to appoint under the Operating Agreement. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2012 Annual Meeting.

Q:    Who can attend the 2012 Annual Meeting?

A:	All members of the Company as of the close of business on the record date may attend the 2012 Annual Meeting.

Q:	What is the record date for the 2012 Annual Meeting?

A:	The record date for the 2012 Annual Meeting is December 31, 2011.

Q:	Who will count the vote?

A:	The Company's Chief Financial Officer, Christine Marchand, and Chief Operating Officer, Chad Kuhlers will act as inspectors of the election and will count the vote.

Q:	How do I nominate a candidate for election as a director at next year's annual meeting?

A:
Three director positions will stand for election at the 2013 Annual Meeting. Nominations for director positions are made by a nominating committee appointed by the Board. In addition, a member may nominate a candidate for director by following the procedures explained in Section 5.2(c) of the Operating Agreement. Section 5.2(c) of the Operating Agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date the Company's proxy statement was released in connection with the previous year's annual meeting. These procedures are described in greater detail below in the question "When are member proposals and director nominations due for the 2013 annual meeting?"

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals and director nominations due for the 2013 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, director nominations and member proposals submitted pursuant to the provisions of the Operating Agreement, must be submitted in writing to the Company by September 4, 2012. The Company suggests that director nominations and member proposals for the 2013 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2013 annual meeting of members without including such proposal in the Company's proxy statement must provide the Company notice of such proposal no later than November 19, 2012. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2013 annual meeting by November 19, 2012, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	Who is paying for this proxy solicitation?

A:	The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials and reports to such beneficial owners.

PROPOSALS TO BE VOTED UPON

PROPOSAL ONE
APPROVAL OF AMENDMENT NUMBER ONE TO THE OPERATING AGREEMENT
To Allow a Majority of the Directors to Adjust the Size of the Board of Directors within a Range of 7 and 13

The approval of Amendment Number One to the Operating Agreement will allow the Board, through a vote of a majority of all Directors, to adjust the size of the Board between a minimum of seven and a maximum of thirteen directors. Currently, a vote of the members is required to adjust the size of the Board. The Operating Agreement will also be amended to provide that at all times a majority of the directors will be elected by the members, as compared to the directors who are appointed by certain members who own one million or more units. In addition, approval of Amendment Number One will allow the Board, through a vote of a majority of the directors, to eliminate a vacant director seat rather than appointing a replacement. Amendment Number One to the Operating Agreement affects both Sections 5.1(b) and 5.1(v) of the Operating Agreement.

The Board proposes to amend Section 5.1(b) of the Operating Agreement as set forth below. Language that is in bold is the language that the Board proposes to add to Section 5.1(b) and the language with the strikethrough the Board proposes to remove from Section 5.1(b).

Number. The size of the Board of Directors shall be ~~fixed at~~ a minimum of seven (7) Directors and a maximum of thirteen (13) Directors. The Board of Directors may adjust the size of the Board of Directors within this range by an affirmative vote of a majority of all Directors. ~~Seven (7) directors shall be elected by the Members pursuant to Section 5.2 of this Agreement. The remaining six (6) directors shall be appointed pursuant to Section 5.1(c) of this Agreement.~~ Notwithstanding the foregoing, at all times there shall be a majority of Directors who are elected by the Members pursuant to Section 5.2 of this Agreement as compared to the number of Directors appointed pursuant to Section 5.1(c) of this Agreement. ~~The Members may increase or decrease the number of Directors and may change from a variable range to a fixed number or visa versa by an action by the Members pursuant to Section 6.4 of this Agreement.~~

The Board also proposes to amend Section 5.1(v) of the Operating Agreement as set forth below. Language that is in bold is the language that the Board proposes to add to Section 5.1(v) and the language with the strikethrough the Board proposes to remove from Section 5.1(v).

Board of Directors Right to Appoint Successor. If a vacancy in an appointed board position is not filled within thirty (30) days, then the appointing Class A Unit Holder's right to appoint a Director shall terminate and the Board of Directors shall have the ~~right to~~ option to either appoint a successor Director to fill the vacant appointed Director position or eliminate the vacant appointed Director position. In the event that the number of Class A Units held by an appointing Class A Unit Holder falls below one million (1,000,000) Units, the term of any Director appointed by such appointing Unit Holder shall terminate and the Board of Directors shall have the option to either appoint a successor Director to fill the vacant appointed Director position or eliminate the vacant appointed Director position. Decisions by the Board of Directors to eliminate a vacant appointed Director position shall be made by an affirmative vote of a majority of all Directors. ~~a successor shall be appointed by the Board of Directors. A Director appointed by the Board of Directors under this Section shall serve indefinitely at the pleasure of the Board of Directors until the Board of Directors appoints a successor due to the death, resignation, or removal of the appointed Director.~~
Required Vote and Board Recommendation

If a quorum is present, the affirmative vote of members owning a majority of the units represented at the 2012 Annual Meeting (in person or by proxy) and entitled to vote on the matter shall constitute the act of the members. If you fail to mark a vote, the proxies solicited by the Board will be voted FOR Proposal One. If you mark contradicting choices on your proxy card such as a vote both for and against Proposal One, your vote will have the effect of a vote against Proposal One. If you abstain, your units will be included in the determination of whether a quorum is present. However, your abstention will have the effect of a vote against Proposal One. If you do not submit a proxy card or attend the 2012 Annual Meeting, your vote will not be counted as a vote either for or against Proposal One. The proposed changes pursuant to Proposal One are also specifically set forth in paragraphs 1 and 2 of the Form of First Amendment to the Third Amended and Restated Operating Agreement attached hereto as Appendix 1 (the "Form of Amendment"). If Proposal One is approved, amendments numbered 1 and 2 of the Form of Amendment will be attached to the previously adopted and approved Operating Agreement dated February 15, 2007.

THE BOARD OF DIRECTORS HAS APPROVED THIS AMENDMENT TO THE OPERATING AGREEMENT AND RECOMMENDS A VOTE FOR PROPOSAL ONE.

PROPOSAL TWO
APPROVAL OF AMENDMENT NUMBER TWO TO THE OPERATING AGREEMENT
To Provide a Record Date Provision in the Operating Agreement

The approval of Amendment Number Two to the Operating Agreement adds a new Section 6.10 related to the procedure for setting record dates for certain actions by the Company. The new Section 6.10 provides a more formal procedure for determining which Members are entitled to notice of certain member meetings and which individuals and entities are considered to be members for purposes of receiving distributions. The Amendment Number Two is not expected to materially change the manner in which the Company currently sets record dates.

Accordingly, it is proposed that the Company add the following new Section 6.10 to the Operating Agreement which shall read as follows:

Section 6.10

Fixing of Record Date. For purposes of determining the Members entitled to notice of, or to vote at, any Member meeting or any adjournment thereof, or for purposes of determining the Members entitled to receive payment of any distribution, or in order to make a determination of the Members for any other purpose, the Directors may fix in advance a date as the record date for any such determination of Members. In the case of a record date with respect to a meeting of Members, such date shall be set at least ten (10) days prior to the meeting for which the record date is established. If no record date is fixed for the determination, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring a distribution is adopted, as the case may be, shall be the record date for such determination. When a determination of Members entitled to vote at any meeting of the Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Directors fix a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

Required Vote and Board Recommendation

If a quorum is present, the affirmative vote of members owning a majority of the units represented at the 2012 Annual Meeting (in person or by proxy) and entitled to vote on the matter shall constitute the act of the members. If you fail to mark a vote, the proxies solicited by the Board will be voted FOR Proposal Two. If you mark contradicting choices on your proxy card such as a vote both for and against Proposal Two, your vote will have the effect of a vote against Proposal Two. If you abstain, your units will be included in the determination of whether a quorum is present. However, your abstention will have the effect of a vote against Proposal Two. If you do not submit a proxy card or attend the 2012 Annual Meeting, your vote will not be counted as a vote either for or against Proposal Two. The proposed change pursuant to Proposal Two is also specifically set forth in paragraph 3 of the Form of Amendment. If Proposal Two is approved, amendment number 3 of the Form of Amendment will be attached to the previously adopted and approved Operating Agreement dated February 15, 2007.

THE BOARD OF DIRECTORS HAS APPROVED THIS AMENDMENT TO THE OPERATING AGREEMENT AND RECOMMENDS A VOTE FOR PROPOSAL TWO.

PROPOSAL THREE
ELECTION OF DIRECTORS

Seven (7) elected and five (5) appointed directors comprise the Board. The Board is currently divided into three classes. Two directors are to be elected by the members at the 2012 Annual Meeting and the terms of the remaining elected directors expire in either 2013 or 2014. Below is a chart showing when each elected director's term expires.

Annual Meeting	Directors Who Stand For Election
2012	Jim Boeding
Duane Lynch
2013	Dave Sovereign
Stan Laures
Vacant
2014	Jerry Calease
Marion Cagley

At the 2009 annual meeting, Jim Boeding and Duane Lynch were re-elected to serve three-year terms until the 2012 Annual Meeting. At the 2010 annual meeting, Dave Sovereign, Ron Pumphrey and Stan Laures were re-elected to serve three-year terms until the 2013 annual meeting. During our 2011 fiscal year, Mr. Pumphrey resigned from the Board and his director seat is currently vacant. At the 2011 annual meeting, Jerry Calease and Marion Cagley were re-elected to serve three-year terms until the 2014 annual meeting.

The Board has recommended as nominees for election at the 2012 Annual Meeting Jim Boeding and Duane Lynch. Mr. Boeding and Mr. Lynch have served on the Board since the Company's inception. Each of the nominees was recommended by members of the Company to the nomination committee. In addition to the nominees recommended by the Board, the nominating committee nominated Leland Boyd, James Ludeking, Bill Ohrt, Bernard Retterath and Roger Shaffer to stand for election at the 2012 Annual Meeting.

There is currently a vacancy on the Board as a result of the resignation of Mr. Ron Pumphrey. Pursuant to the Operating Agreement, the Board has the right to appoint a successor to fill the unexpired term of the vacant seat on the Board. The Board will consider filling the vacant director seat with the nominee who receives the third most votes in the director election. Therefore, the Board is giving the members the opportunity to vote for three nominees in this director election in order to provide an advisory vote with respect to how the members would like to fill the vacant board seat. However, the Board is under no obligation to appoint that person to fill this seat and the Board may decide instead to appoint some other individual to fill the seat, in the Board's discretion. Further, if Proposal Number One is approved, the Board would have the ability to simply eliminate the vacant director position.

The following table contains certain information with respect to the nominees for election to the Board at the 2012 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Director	Term Expires
Jim Boeding, Farmer	62	2002	2012
Leland Boyd, Farmer	62	—	—
James Ludeking, Farmer	60	—	—
Duane Lynch, Farmer	71	2002	2012
Bill Ohrt, Business Owner	55	—	—
Bernard Retterath, Farmer	72	—	—
Roger Shaffer, CPA	52	—	—

Biographical Information for Nominees

Jim Boeding, Incumbent Director and Nominee - Age 62

Mr. Boeding has served on the Board since the Company's inception. Mr. Boeding's term expires in 2012. Mr. Boeding is also a member of our executive committee and audit committee. For the past 35 years, Mr. Boeding has operated a farm near Decorah, Iowa called Quiet Creek Farm. Mr. Boeding previously held the office of treasurer for the Company until a Chief Financial Officer was appointed. Mr. Boeding also serves as chairman for Homeland Energy Solutions, LLC, a publicly reporting company. Mr. Boeding has consented to serving on the Board if he is elected. Mr. Boeding was selected as a nominee based on his agricultural and business experience and his prior service to the Company.

Leland Boyd, Nominee - Age 62

Leland Boyd served on the original Organizational Board of Directors for Golden Grain Energy. He has owned and operated a livestock and grain farm corporation, D & L Stockfarm, Inc. for more than 40 years, for which he is also the President. Mr. Boyd has served as treasurer of the Butler County REC Board of Directors for 23 years, has been a township trustee for 12 years and was the past president of the pork and beef producer's organization in Floyd County, Iowa. Mr. Boyd has consented to serving on the Board if he is elected. Mr. Boyd was selected as a nominee based on his agricultural and business experience and his prior service to the Company.

James Ludeking, Nominee - Age 60

James Ludeking has owned and operated a livestock and grain farming operating near Decorah, Iowa for over 35 years. Mr. Ludeking has served as a township clerk and a member of the county assessor's review board. Mr. Ludeking spent over 2 years as a Peace Corps volunteer in India where he worked with farmers improving their agriculture processes. Mr. Ludeking has consented to serving on the Board if he is elected. Mr. Ludeking was selected as a nominee based on his agricultural and business experience.

Duane Lynch, Incumbent Director and Nominee - Age 71

Mr. Lynch has served on the Board since the Company's inception. Mr. Lynch's term expires in 2012. Mr. Lynch serves on our risk management committee and our director compensation committee. Mr. Lynch has owned and operated a grain farm consisting primarily of corn and soybeans called Lynch Farms for the past 50 years. Mr. Lynch was previously associated with Dekalb and Latham as a seed salesman. Mr. Lynch has consented to serving on the Board if he is elected. Mr. Lynch was selected as a nominee based on his agricultural and business experience and his prior service to the Company.

Bill Ohrt, Nominee - Age 55

Bill Ohrt has owned and operated several businesses over the last 30 years, the latest being Ohrt's Smokehouse, LLC, which he has owned and served as President since 2003. He has also operated a Christmas Tree Farm for the last 10 years. Mr. Ohrt has been in involved in the community through several organizations including Pheasants Forever, Frederika Fire Department, Northeast Iowa District, Iowa LICA and St. John's Lutheran Church. Mr. Ohrt has consented to serving on the Board if he is elected and was selected as a nominee based on his business experience.

Bernard Retterath, Nominee - Age 71

Mr. Retterath served as a director of the Company from December 2003 until March 2009 as an appointed director for Pompano Beach Holdings, LLC, pursuant to the Operating Agreement which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors. Mr. Retterath has operated farming and trucking operations in Mitchell County Iowa, called B & B Farms and B & B Trucking, from 2003 to the present. Mr. Retterath previously served in the Army Division of the United States Military. Mr. Retterath has consented to serving on the Board if he is elected. Mr. Retterath was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his past agricultural and business experience.

Roger Shaffer, Nominee - Age 52

Roger Shaffer has owned the certified public accounting firm, Shaffer Company, PC in Sumner, Iowa for over 20 years. Prior to his ownership of that company, he worked for other CPA firms. Mr. Shaffer also operates a grain farming operation. Mr. Shaffer is currently serving as the president of the Sumner Board of Education and is the audit committee chairman for the Iowa Association of School Boards. He has also previously served on the Waterloo Chapter of Iowa Society of CPA's and various other community organizations. Mr. Shaffer has consented to serving on the Board if he is elected and was selected as a nominee based on his business and agriculture experience.

Required Vote and Board Recommendation

In the election of directors, the two nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee. Abstentions and withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum. If you mark contradicting choices on your proxy card such as both for and withhold for a nominee, your votes will not be counted with respect to the director candidate for which you marked contradicting choices. Members are allowed to vote for three nominees as the Board is conducting an advisory vote on which nominee the members would like the Board to appoint to fill the currently vacant director position. While the Board anticipates appointing the nominee who receives the third most votes in the election, this vote is purely advisory and the Board has the right to appoint anyone it chooses to fill the vacancy. Further, the Board may eliminate the open director seat in the event Proposal One is approved by the members.

THE BOARD HAS DETERMINED THAT EACH NOMINEE IS QUALIFIED TO SERVE AS A DIRECTOR. YOU MAY VOTE FOR ONLY THREE NOMINEES. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR DIRECTOR, THE PROXIES WILL VOTE FOR THE INCUMBENT DIRECTORS JIM BOEDING AND DUANE LYNCH AND NO ADVISORY VOTE WILL BE MADE WITH RESPECT TO THE THIRD DIRECTOR POSITION THAT THE BOARD HAS THE RIGHT TO APPOINT. THE BOARD RECOMMENDS A VOTE FOR THE INCUMBENT DIRECTORS JIM BOEDING AND DUANE LYNCH.

Biographical Information for Non-nominee Directors

Marion Cagley, Director - Age 77

Mr. Cagley has served on the Board since the Company's inception, except for a short period of time until he was appointed by the Board to fill a vacancy. Mr. Cagley's term expires in 2014. Mr. Cagley serves on our public relations committee and served on the nominating committee for the 2012 annual meeting. Mr. Cagley is a retired seed sales representative with Pioneer Hybrid seeds. For more than 45 years, Mr. Cagley was and still is involved in his family farming operation in the Ionia, Iowa area.

Jerry Calease, Director - Age 59

Mr. Calease was elected as a director at our annual members meeting on September 17, 2003. Mr. Calease's term expires in 2014. Mr. Calease serves on our public relations committee, director compensation committee and served on the nominating committee for the 2012 annual meeting. For the past 35 years, Mr. Calease has been involved in a corn and soybean farming operation in Bremer County, Iowa called J + K Calease Farms. Mr. Calease has been a certified crop adviser for over 10 years and a Douglas township trustee for over 20 years. Mr. Calease also sits on the board of directors of Butler-Bremer Mutual Telephone Company, a private company and Homeland Energy Solutions, LLC, a publicly reporting company.

Steve Core, Director - Age 62

Mr. Core was appointed to the Board by Fagen, Inc., on December 17, 2003, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board.  Mr. Core serves on our public relations committee and our director compensation committee. For nearly ten years, Mr. Core has served as a consultant to Fagen, Inc. in connection with new ethanol plant construction. Prior to that, he served as general manager of a 44 million gallon per year ethanol production facility in Minnesota.

Mr. Core will serve indefinitely as a director on the Board at the pleasure of Fagen Inc., so long as Fagen Inc. continues to own one million or more of our Class A units. Mr. Core also serves as a director for Lincoln Land Energy, a private company, Heron Lake BioEnergy, a private company, Platinum Ethanol, LLC, a private company, Granite Falls Energy, a publicly reporting company and Little Sioux Corn Processors, LLC, a private company.

Leslie M. Hansen, Director - Age 58

Ms. Hansen was appointed to the Board by Sizzle X, Inc. on February 12, 2007, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Ms. Hansen serves on our audit committee and executive compensation committee. For nearly 25 years, Ms. Hansen has served as chief financial officer of Precision of New Hampton, Inc., and as vice-president and chief financial officer of Hotflush, Inc. for nearly 10 years. Ms. Hansen is also the president of Sizzle X, Inc.

Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Sizzle X, Inc., so long as Sizzle X, Inc. continues to own one million or more of our Class A units. Ms. Hansen also serves on the board of directors of Precision of New Hampton, Inc., a private company, Hotflush, Inc., a private company and as a director of Homeland Energy Solutions, LLC, a publicly reporting company, representing the Company's investment interest.

Ed Hatten, Director - Age 66

Mr. Hatten was appointed to the Board by Pompano Beach Holdings, LLC on July 19, 2010, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Hatten will serve indefinitely as a director on the Board at the pleasure of Pompano Beach Holdings, LLC, so long as Pompano Beach Holdings, LLC continues to own one million or more of our Class A units. Mr. Hatten has been retired for over five years following a career in the crop protection industry, where he owned and operated Northland Helicopters, Inc, headquartered in Stacyville, Iowa. Northland Helicopters offered pesticide protection services to area farmers and other agricultural producers. Mr. Hatten also sits on the board of directors of Homeland Energy Solutions, LLC, a publicly reporting company.

Stanley Laures, Director - Age 72

Mr. Laures has served on the Board since the Company's inception. Mr. Laures's term expires in 2013. Mr. Laures is also a member of our audit committee and executive committee. During our first two years, he served as our project coordinator with responsibility for all of the Company's organizational issues. For the past 41 years, he has been active in a family farming operation near New Hampton called Laures Farms Inc.  Further, Mr. Laures spent approximately 35 years in the banking industry.

Mr. Laures also serves as a director for Laures Farms, Inc., a closely held family farm corporation.

Steve Retterath, Director - Age 69

Mr. Retterath has served on the Board since April 2009. Mr. Retterath has been retired since 2002 from a long career in the industrial crane rental business. Prior to his retirement, he was the principal owner and President of General Crane, Inc., an industrial crane rental business headquartered in Pompano Beach, Florida.

Mr. Retterath appointed himself to the Board in April 2009, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Retterath will serve indefinitely on the Board, so long as he continues to own one million or more of our Class A units. Mr. Retterath also serves as a director of Homeland Energy Solutions, LLC, a public reporting company, Absolute Energy, LLC, a private company and Hunter Merchant, a private company.

Dave Sovereign, Director and Chairman - Age 55

Mr. Sovereign has served on the Board since the Company's inception. Mr. Sovereign's term expires in 2013. Mr. Sovereign is also a member of our executive committee, audit committee, risk management committee, public relations committee, and executive compensation committee. For the past five years, Mr. Sovereign has been an active partner in a family farming operation near Cresco, Iowa, and as a partner in Paris Foods, Inc., a livestock production facility. He is also a member of Sovereign Building L.C., which owns and leases four hog confinement buildings. Mr. Sovereign is also a board member of the American Coalition for Ethanol. Mr. Sovereign previously held the offices of vice chairman and vice president of the Company.

Mr. Sovereign also serves as the chairman of Paris Foods, Inc, a private company, the Chairman of Sovereign Trucking, Inc., a private company, as a director of Sovereign Building L.C., a private company, as a director of DRSG Partnership, a private company, as the chairman of GDB LLC, a private company, as chairman of Prairie's Edge Renewables LLC, a private company, and as a director for Absolute Energy, LLC, a private company, representing the Company's investment interest.

Steve Sukup, Vice-Chairman and Director - Age 55

Mr. Sukup was appointed to the Board on April 18, 2005 by Fagen Engineering, LLC. On August 21, 2006, Fagen Engineering, LLC transferred its units to Ron Fagen. On September 25, 2006, Ron Fagen reappointed Mr. Sukup to the Board pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Sukup serves on our executive committee, audit committee and executive compensation committee. For the past 31 years, Mr. Sukup has been a co-owner of Sukup Manufacturing Company, a family-owned agricultural business and his own farming operation. Mr. Sukup is also the vice-president and chief financial officer of Sukup Manufacturing. Mr. Sukup sits on the board of directors of Golden Rule Insurance, a private company, Sukup Manufacturing Company, a private company and Liberty Bank of Iowa, a private company.

The Board elected Mr. Sukup as the Company's vice chairman. Mr. Sukup is anticipated to hold the office of vice chairman until the earlier of his resignation or removal from office. Mr. Sukup will serve indefinitely as a director on the Board at the pleasure of Ron Fagen for so long as he continues to own one million or more of our Class A units.

Biographical Information Regarding Officers and Key Employees

Walter Wendland, President and Chief Executive Officer - Age 56

 In June 2002 the board elected Mr. Walter Wendland as President and Chairman and on April 23, 2004, the Board elected and engaged Mr. Wendland as President and Chief Executive Officer. On the same date, Mr. Wendland resigned from the Board as chairman and director. For the past five years, in addition to his duties as President and CEO, he has owned and managed farmland.

Mr. Wendland is anticipated to hold the office of President and Chief Executive Officer until the earlier of his resignation, death, disqualification or removal from office by the Board.  Mr. Wendland previously held the offices of chairman, vice chairman, and vice president of the Company. Mr. Wendland also serves as a director and board secretary of Renewable Products Marketing Group (RPMG), a private company, director for Guardian Eagle Investments, a private company, director and member of the risk management committee of Guardian Energy, a private company, serves on the advisory committee of Ethanol Risk Management SPC and chairman of the Casualty Risk Control committee, (a captive insurance company that provides the Company's property, casualty, and workman's compensation insurance policies). Mr. Wendland is also involved in several industry organizations. Mr. Wendland presently serves as past president and director for the Iowa Renewable Fuels Association and serves on the executive committee and is the Secretary and a director of the National Renewable Fuels Association.

Christine A. Marchand, Chief Financial Officer - Age 34

In November 2005, the Board appointed Christine Marchand to serve as interim Chief Financial Officer of the Company until she was appointed permanent Chief Financial Officer in February 2006. Prior to her employment with the Company, Ms. Marchand was the controller at Kiefer Built, LLC and was an accountant for a public accounting company. Ms. Marchand holds an inactive certified public accountant certificate. Ms. Marchand sits on the board of directors of Homeland Energy Solutions, LLC, a publicly reporting company. Ms. Marchand is anticipated to hold the office of Chief Financial Officer until the earlier of her resignation, death, disqualification or removal from office by the Board.

Chad E.  Kuhlers, Chief Operating Officer - Age 40

In August 2004, the Company hired Chad Kuhlers as plant manager. Mr. Kuhlers was appointed Chief Operating Officer by the Board on July 19, 2010. Prior to his employment with the Company, Mr. Kuhlers was the operations manager for Koch Hydrocarbon's Medford, Oklahoma facility. Mr. Kuhlers also served as the maintenance manager, process control engineer, reliability engineer and project engineer within the Koch Hydrocarbon organization. He has an electrical engineering degree from Iowa State University and an MBA from Phillips University in Enid, Oklahoma. Mr. Kuhlers also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company. Mr. Kuhlers is anticipated to continue as our Chief Operating Officer until the earlier of his resignation, death, disqualification or removal by the Board.

Curt Strong, Commodity Manager - Age 49

Mr. Strong started as our commodity manager in October 2011. Prior to his employment with the Company, Mr. Strong was the grain merchandiser for Northern Ag Service, Inc., West Union, Iowa in charge of grain merchandising  for the company from 2001 until 2011.  Mr. Strong originated and sold grain for four of the company's locations across the Midwest along with managing the company's overall futures position.  Prior to that time, Mr. Strong was a self employed farmer.  Mr. Strong  is anticipated to continue as our commodity manager until the earlier of his resignation, death, disqualification or removal by the Board.

Security Ownership of Certain Beneficial Owners

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. In addition, unless otherwise indicated, all persons named below can be reached at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401.

As of December 31, 2011, the following individuals beneficially owned 5% or more of our outstanding Class A units:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class A Membership Units	Steve Retterath(1)	4,577,000 Class A Units	19.4%
Class A Membership Units	Ron Fagen(2)	2,000,000 Class A Units	8.5%

(1) Steve Retterath beneficially owns 2,000,000 of his 4,577,000 Class A units through Pompano Beach Holdings, LLC. Steve Retterath is a director.
(2) Ron Fagen beneficially owns 1,000,000 of his Class A units through his control of Fagen, Inc.

As of December 31, 2011, the following individuals beneficially owned 5% or more of our outstanding Class B units:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding(1)	50,000 Class B Units	5.4%
Class B Membership Units	Walter Wendland(2)	50,000 Class B Units	5.4%

(1) Jim Boeding is a director of the Company.
(2) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Walter Wendland is our President and Chief Executive Officer. Mr. Wendland shares voting and investment power with respect to these 50,000 Class B Units with his wife.

Security Ownership of Management

As of December 31, 2011, members of the Board and executive officers beneficially owned Class A membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class A Membership Units	Jim Boeding, Director	61,000	*
Class A Membership Units	Leland Boyd,(1) Director Nominee	40,000	*
Class A Membership Units	Marion Cagley,(2) Director	38,000	*
Class A Membership Units	Jerry Calease, Director	60,000	*
Class A Membership Units	Leslie Hansen,(3) Director	1,000,000	4.2%
Class A Membership Units	Chad Kuhlers,(4) COO	5,000	*
Class A Membership Units	Stan Laures,(5) Secretary and Director	130,000	*
Class A Membership Units	James Ludeking,(6) Director Nominee	50,000	*
Class A Membership Units	Duane Lynch, Director	100,000	*
Class A Membership Units	Christine Marchand,(7) CFO	5,000	*
Class A Membership Units	Bill Ohrt, Director Nominee	80,000	*
Class A Membership Units	Bernard Retterath, Director Nominee	10,000	*
Class A Membership Units	Steve Retterath,(8) Director	4,577,000	19.4%
Class A Membership Units	Roger Shaffer,(9) Director Nominee	25,000	*
Class A Membership Units	Dave Sovereign,(10) Chairman and Director	60,000	*
Class A Membership Units	Steve Sukup, Director	400,000	1.7%
Class A Membership Units	Walter Wendland,(11) CEO	220,000	*
TOTAL CLASS A MEMBERSHIP UNITS:		6,861,000	29.1%

(*) Indicates that the membership units owned represent less than 1% of the outstanding Class A units.
(1) Mr. Boyd owns 30,000 Class A units individually and beneficially owns 10,000 through D & L Stock Farm, Inc. Mr. Boyd shares investment and voting power with respect to the 30,000 Class A units with his spouse, and shares voting and investment power with respect to the 10,000 Class A units he beneficially owns through D & L Stock Farm, Inc.
(2) Marion Cagley shares investment and voting power with respect to these 38,000 Class A units with his spouse.
(3) Leslie Hansen beneficially owns 1,000,000 Class A units held by Sizzle X, Inc.
(4) Mr. Kuhlers beneficially owns the units held by CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 5,000 Class A units with his wife.
(5) Stan Laures owns 65,000 Class A units individually, and beneficially owns 65,000 Class A units that are owned by his spouse. Stan Laures has sole investment and voting power with respect to 65,000 Class A units and shares investment and voting power with respect to the remaining 65,000 Class A units with his spouse.
(6) Mr. Ludeking shares voting and investment power with respect to these 50,000 Class A units with his spouse.
(7) Ms. Marchand beneficially owns the units held by Marchand Investments, Inc. Ms. Marchand shares voting and investment power with respect to these 5,000 Class A units with her spouse.
(8) Steve Retterath beneficially owns 2,000,000 of his 4,577,000 Class A units through Pompano Beach Holdings, LLC.
(9) Mr. Shaffer shares voting and investment power with respect to the 25,000 Class A units with his spouse.
(10) Dave Sovereign owns 40,000 Class A units individually, and beneficially owns 20,000 Class A units through DRSG Partnership of which Mr. Sovereign is a partner. Dave Sovereign shares voting and investment power with respect to the 40,000 Class A units with his spouse and with respect to the 20,000 Class A units with the other partners of DRSG Partnership.
(11) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Mr. Wendland shares voting and investment power with respect to these 220,000 Class A units with his spouse.

As of December 31, 2011, members of the Board and executive officers beneficially owned Class B membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding, Director	50,000	5.4%
Class B Membership Units	Marion Cagley, Director	20,000	2.2%
Class B Membership Units	Jerry Calease, Director	20,000	2.2%
Class B Membership Units	Stan Laures, Director	5,000	0.5%
Class B Membership Units	Duane Lynch, Director	20,000	2.2%
Class B Membership Units	Dave Sovereign,(1) Chairman and Director	39,000	4.2%
Class B Membership Units	Walter Wendland,(2) CEO	50,000	5.4%
TOTAL CLASS B MEMBERSHIP UNITS :		204,000	22.2%

(1) Dave Sovereign owns 2,000 Class B units individually and beneficially owns 17,000 Class B units through Mr. Sovereign's part ownership of GDB, LLC and beneficially owns 20,000 Class B units through Mr. Sovereign's part ownership in DRGS Partnership. Dave Sovereign shares investment and voting power with respect to the 2,000 Class B units with his spouse and shares investment and voting power with respect to the 37,000 Class B units with the other owners of GDB, LLC and DRGS Partnership.
(2) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Mr. Wendland shares voting and investment power with respect to these 50,000 Class B units with his spouse.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board generally meets once per month. The Board held twelve regularly scheduled meetings and one special meeting during the fiscal year ended October 31, 2011. Each director attended at least 75% of the meetings of the Board during the fiscal year ended October 31, 2011.

The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members desiring to communicate with the Board are free to do so by contacting a director. The names of our directors and their phone numbers are listed on the Company's website at www.ggecorn.com/team.htm or are available by calling the Company's office at (641) 423-8525.

The Board does not have a policy with regard to directors' attendance at annual meetings. Last year, all directors, except for Steve Retterath, attended the Company's annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director Independence

All of our directors are independent, as defined by NASDAQ Rule 5605(a)(2), with the exception of Mr. Ron Pumphrey and Mr. Dave Sovereign due to their relationship with grain elevators from which the Company purchases corn and miscellaneous materials. Mr. Pumphrey resigned from the Board during our 2011 fiscal year. In evaluating the independence of our directors, we considered the following factors: (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a President/Chief Executive Officer that is separate from the Chairman of the Board. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Chief

Executive Officer and Chief Financial Officer. The Code of Ethics is available free of charge on written request to Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, Iowa 50401.

Audit Committee

The Company has a standing audit committee. The purpose of the audit committee is to monitor the integrity of the Company's financial reporting process and systems of internal controls. The audit committee appoints and monitors the independence and qualifications of the Company's independent auditors, monitors the performance of the Company's internal audit function, provides an avenue of communication among the independent auditors, management, and the Board, and prepares an audit committee report to be included in the Company's annual proxy statement.

The audit committee of the Board operates under a charter adopted by the Board in Fall 2004 and updated in January 2007. A copy of the audit committee charter is available on the Company's website at www.ggecorn.com. Under the charter, the audit committee must have at least three members. The Board has appointed Jim Boeding (chairperson), Leslie Hansen, Stan Laures, Dave Sovereign and Steve Sukup to the audit committee. The audit committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, all of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2), with the exception of Dave Sovereign due to his relationship with a grain elevator from which the Company purchases corn and miscellaneous materials. However, the Board believes including Mr. Sovereign on the audit committee is reasonable due to the fact that a majority of the audit committee members are independent and the amount of purchases by the Company from Mr. Sovereign's elevator is relatively small compared to the total purchases by the Company of similar products from other elevators. A director would not be independent if they, or a family member, had been employed by the Company at any time during the last three years, accepted any compensation from the Company in excess of $120,000 during the last three years, or was a partner in, or a controlling shareholder or an executive officer of any organization which had extensive business dealings with the Company. Additionally, directors serving on the audit committee must not have participated in the preparation of the financial statements of the Company at any time during the last three years.

The Board has determined that we do not currently have an audit committee financial expert serving on our audit committee. We do not have an audit committee financial expert serving on our audit committee because no member of the Board has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 407 of Regulation S-K and the Board has not yet created a new director position expressly for this purpose. The Board intends to consider such qualifications in future nominations to the Board and appointments to the audit committee. The audit committee held four meetings during the fiscal year ended October 31, 2011. All of our audit committee members attended at least 75% of the audit committee meetings during the fiscal year ended October 31, 2011.

Audit Committee Report

The audit committee delivered the following report to the Board of the Company on December 19, 2011. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent accountant is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended October 31, 2011. The committee has discussed with McGladrey & Pullen, LLP, its independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received and reviewed the written disclosures and the letter to management from McGladrey & Pullen, LLP, as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountants' independence. The committee has considered whether the provision of services by McGladrey & Pullen, LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q, are compatible with maintaining McGladrey & Pullen, LLP's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended October 31, 2011.

Audit Committee
Jim Boeding, Chair
Leslie Hansen
Steve Sukup
Stan Laures
Dave Sovereign

Independent Registered Public Accounting Firm

The audit committee selected McGladrey & Pullen, LLP as the independent registered public accountants for the fiscal year November 1, 2011 to October 31, 2012. A representative of McGladrey & Pullen, LLP is expected to be present at the 2012 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

Audit Fees

The fees charged by McGladrey & Pullen, LLP during the last two fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2011	$79,300
	2010	78,000
Audit-Related Fees	2011	—
	2010	—
Tax Fees	2011	39,860
	2010	48,100
All Other Fees(2)	2011	18,796
	2010	—
(1) Audit fees also consist of fees billed for audit services in connection with the reviews of the quarterly financial statements and for the audit of the fiscal year-end financial statements, in addition to fees for audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings and engagements.
(2) Consulting fees related to the Chinese Anti-dumping claim.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to the Company's policy requiring such approval. One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

The Board appointed Jerry Calease, Marion Cagley and Robert Kepple to the nominating committee for the fiscal year ended October 31, 2011. The nominating committee held conference calls and one meeting in order to nominate candidates for the 2012 Annual Meeting.

The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the Board the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•	Develop a nomination process for candidates to the Board;

•	Establish criteria and qualifications for membership to the Board;

•	Identify and evaluate potential director nominees;

•	Fill vacancies on the Board; and

•	Recommend nominees to the Board for election or re-election.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business and financial background;

•	Accounting experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from any family, material business or professional relationship with the Company);

•	Lack of potential conflicts of interest with the Company;

•	Examples or references that demonstrate a candidate's integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the existing board relative to any particular candidate so that the overall board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee does not operate under a charter. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. However, each member of the nominating committee is independent under the NASDAQ definition of independence.

Nominations for the election of directors may be made by any member entitled to vote generally in the election of directors. In accordance with the Company's Operating Agreement, a member desiring to nominate one or more persons for election as a director must provide the Company with written notice of such member's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days before the one year anniversary of the date when the Company's proxy statement was released to members in connection with the previous year's annual meeting.

The notice to the Secretary shall set forth: (a) the name and address of record of the member who intends to make the nomination; (b) a representation that the member is a holder of record of units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (e) such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (f) the consent of each nominee to serve as a director of the Company if so elected; and (g) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding membership units and clearly setting forth the proposed nominee as a candidate for the director's seat to be filled at the next election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

The Company solicited nominations for individuals to stand for election at the 2012 Annual Meeting by posting a notice in the Company's November 2011 newsletter which was distributed to the members. The Company, through the nominating committee, received fifteen nominations from the members for nominees to stand for election to the Board at the 2012 Annual Meeting. The nominating committee selected seven nominees to stand for election at the 2012 Annual Meeting.

Compensation Committee

Leslie Hansen (chairperson), Steve Sukup, and Dave Sovereign sit on our executive compensation committee and Jerry Calease, Steve Core, Steve Retterath and Duane Lynch (chairperson) sit on our director compensation committee. Each of compensation committees held one meeting during our 2011 fiscal year. Each member of the executive compensation committee is independent under the NASDAQ definition of independence, with the exception of Dave Sovereign. Each member of the director compensation committee is independent under the NASDAQ definition of independence. The compensation committees do not operate under a charter.

For additional information on the responsibilities and activities of the compensation committees, including the process for determining executive compensation; see the section of this proxy statement entitled "Compensation Discussion and Analysis."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships currently exist between any of the directors, officers, or key employees of the Company. Mr. Steve Retterath, who is a director and who owns more than 10% of our membership units, is the brother of Bernard Retterath who is a director nominee.

We have engaged in several transactions with related parties. The details of these transactions are discussed below.

Ron Pumphrey and Dave Sovereign, Directors

Ron Pumphrey manages a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $97,088,000 during our 2011 fiscal year. Mr. Pumphrey resigned from the Board in September 2011. Dave Sovereign is an owner in a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $524,000 during our 2011 fiscal year. The Company could not determine the amount of each director's individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from the various grain elevators were on terms no less favorable than the Company could have received from independent third parties.

The Board reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Company's Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, our Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who served as our Chief Executive Office, Chief Financial Officer, Chief Operating Officer and Commodity Manager are referred to as the “executive officers” or “executives.”

The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The executive compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Chief Executive Officer are similar in form to the compensation and benefits provided to our other executive officers.

The executive compensation committee:

(1)	establishes and administers a compensation policy for senior management;

(2)	reviews and approves the compensation policy for all or our employees other than senior management;

(3)	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)	reviews and monitors our succession plans;

(5)	approves awards to employees pursuant to our incentive compensation plans; and

(6)	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. In determining the Chief Executive Officer's compensation, the committee considers evaluations prepared by the directors. From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Chief Operating Officer and Commodity Manager, or to fulfill administrative duties.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Executive Compensation Committee Procedures

The executive compensation committee of the Board is responsible for determining the nature and amount of compensation for the Company's executive officers. In our 2011 fiscal year, the executive compensation committee consisted of three non-employee directors: Leslie Hansen (Chairperson), Steve Sukup and Dave Sovereign.

The executive compensation committee receives input from the Chief Executive Officer on the personal performance achievements of the executives and management employees who report to him. This individual performance assessment determines a portion of the annual compensation for each executive. In addition, the Chief Executive Officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives and management employees who report to him, which the committee considers when making executive compensation decisions.

The executive compensation committee does its own performance review of the Chief Executive Officer, and discusses the performance review with the Board. The executive compensation committee annually evaluates the performance of our Chief Executive Officer in light of the goals and objectives of the Company's executive compensation plans, and determines and approves, or recommends to the Board for its approval, the Chief Executive Officer's compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer's compensation, the executive compensation committee will consider all relevant factors, including the Company's performance, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years. The Chief Executive Officer is not present at either executive compensation committee or board level deliberations concerning his compensation.

From time to time, the executive compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Chief Operating Officer and Commodity Manager or to fulfill administrative duties.

Compensation Components

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Net Income Bonus

Cash Bonus and Phantom Unit Bonus

In addition to the base salaries, the Board approved a bonus payable to our executive officers and certain key management employees. For our 2011 fiscal year, the bonus was paid to our Chief Executive Officer, Walter Wendland, our Chief Financial Officer, Christine Marchand, our Chief Operating Officer, Chad Kuhlers, and our Commodity Manager, Curt Strong. Mr. Strong received a pro-rated bonus based on the period of time he was a member of the management team. The amount of the bonus is 1% of our net income for the fiscal year as determined by our audited financial statements. One-third of the net income bonus is paid in cash and is divided equally between our executive officers. The remaining two-thirds of the net income bonus is paid in the form of phantom units that vest over a five year period or immediately after seven years of continuous employment with the Company. The phantom units are allocated to our executive officers in accordance to the recommendation of the executive compensation committee. The Company believes that the net income bonus is reasonable as it ties the bonus paid to these management employees and executive officers to the financial success of the Company and is easily quantified by the Company.

For our fiscal year ended October 31, 2011, the Company had net income of approximately $27.1 million. One percent of the Company's net income for the 2011 fiscal year equals approximately $271,000. However, the Company had a lost time accident at the ethanol plant during our 2011 fiscal year, therefore, the total amount of the bonus was reduced in half. For fiscal year 2011, the net income bonus was paid as follows: approximately $35,000 in cash and approximately $72,000 in phantom units. The phantom units were valued at a price set by the executive compensation committee which evaluates both the weighted average exchange price of the Company's actual units on its qualified matching service bulletin board and the book value of membership units. The valuation price of the phantom units for fiscal year 2011 was $4.57 per phantom unit which is the book value of a unit at the end of the 2011 fiscal year. Accordingly, we issued a total of 15,729 phantom units in fiscal year 2011 as compared to 30,410 phantom units issued in fiscal year 2010.

Cash Bonus

For our 2011 fiscal year, the total amount of the cash bonus was $34,806. Each of our three executive officers who were employed by the Company throughout our 2011 fiscal year received a cash bonus of $11,288. Curt Strong was only employed by the Company for a portion of our 2011 fiscal year and he received a pro-rated cash bonus of $941. For our 2010 fiscal year, the total cash bonus was approximately $56,600, with the four executive officers who participated at that time each receiving $14,142 in a cash bonus. This decrease in the cash bonus is as a result of the lost-time accident which reduced the amount of our management bonus by 50%. The Company had more net income during our 2011 fiscal year as compared to the same period of 2010. We believe that the cash bonus aligns the goals of the members and the management employees and executive officers, as each group benefits from the financial success of the Company. Further, the net income bonus aligns the goals of management with the long and short term financial goals of the Company, namely to maximize net income.

Phantom Units

In addition to the cash bonus, each of the executive officers receives two-thirds of the net income bonus in the form of phantom units. The phantom units are allocated to each of our executive officers in accordance to the recommendation of the executive compensation committee. The phantom units are not membership units and do not constitute equity interests or any other ownership interest in the Company. Holders of phantom units are paid 60% per unit of any distribution made to Class A or Class B unit-holders.

The face value and benefits of distributions of the phantom units vest over a period of five years or after seven years of full-time continuous employment with the Company based on the issue date of the phantom units. After three years, 50% of the face value of the phantom units vests. After four years, 75% of the face value of the phantom units vests. After five years, 100% of the face value of the phantom units vests. Once the holder of the phantom units has seven years of full-time continuous employment with the Company, the phantom units vest immediately. If a change in control of the Company should occur, all outstanding phantom units immediately vest. Holders of vested phantom units receive the cash value of the phantom units at the time they vest and the phantom units are retired. The Company believes that the phantom units further align the goals of management and the members in that, as distributions are paid and the value of the actual units increase, management is rewarded financially. Further, due to the vesting provisions of the phantom units, it encourages retention of our executive officers and key management employees. Also, the phantom units are not actual equity units of the Company and therefore do not lead to dilution of the members' voting and financial interests in the Company.

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2012 fiscal year.

No Pension Benefit Plan, Change of Control or Severance Agreements

We offer no pension benefit plans to our executive officers. Our executive officers do not have change of control or severance agreements, which means the Board retains discretion over severance arrangements if it decides to terminate their employment. However, if we were to experience a change in control, any un-vested phantom unit awards would immediately vest.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    Executive Compensation Committee
Leslie Hansen, Chair
Steve Sukup
Dave Sovereign

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an employee of the Company. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Commodity Manager. As of October 31, 2011, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation		Long Term Compensation Awards
Name and Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards(1)	Total Compensation
Walter Wendland, CEO	2011	$207,212	$11,288	$19,423	$237,923
	2010	181,731	14,142	26,970	222,843
	2009	168,000	1,850	4,030	173,880
Christine Marchand, CFO	2011	68,231	11,288	12,613	92,132
	2010	77,500	14,142	18,972	110,614
	2009	125,924	1,850	3,120	130,894
Chad Kuhlers, COO	2011	208,231	11,288	38,205	257,724
	2010	203,654	14,142	29,872	247,668
	2009	198,000	1,850	4,745	204,595
Scott Gudbaur,	2011	140,127	—	—	140,127
Commodity Manager(2)	2010	124,539	14,142	37,312	175,993
	2009	94,346	1,850	2,893	99,089

(1) The restricted stock awards represent "phantom units" that are not membership units in the Company. The face value and allocable distributions of these phantom units vest over a period of five years, with 50% vesting after three years, 75% vesting after four years, and 100% vesting after the lesser of five years from the date the award was issued or seven years of continuous employment with the Company.
(2) Scott Gudbaur resigned from the Company in September 2011.

Grant of Plan-Based Awards

The table below represents awards of phantom units to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Commodity Manager that occurred during our 2011 fiscal year. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

		Unit Awards
Name	Grant Date(1)	Number of Units(2)	Grant Date Fair Market Value of Unit Awards(3)
Walter Wendland, CEO	October 31, 2011	4,250	$19,423
Christine Marchand, CFO	October 31, 2011	2,760	12,613
Chad Kuhlers, COO	October 31, 2011	8,360	38,205
Scott Gudbaur, Commodity Manager(4)	October 31, 2011	—	—

(1) The phantom units were granted on October 31, 2011, based on the Company's net income for its fiscal year ended October 31, 2011.
(2) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(3) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for the 2011 fiscal year.
(4) Scott Gudbaur resigned from the Company in September 2011.

Outstanding Equity Awards at Fiscal Year-End

The table below represents the outstanding phantom units awarded by the Company to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Commodity Manager that have not yet vested as of October 31, 2011 (including the units that were granted on October 31, 2011) and the market value of these phantom units. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

Name	Number of Units That Have Not Vested(1)	Market Value of Units That Have Not Vested(2)
Walter Wendland, CEO(3)	—	$—
Christine Marchand, CFO	12,647 (4)	57,797
Chad Kuhlers, COO(5)	—	—
Scott Gudbaur, Commodity Manager(6)	—	—

(1) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(2) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for the 2011 fiscal year.
(3) Mr. Wendland's phantom units immediately vest due to the fact that he has been employed by the Company for a period in excess of seven years.
(4) Ms. Marchand's phantom units are scheduled to vest as follows: 12,647 phantom units on October 31, 2012.
(5) Mr. Kuhlers's phantom units immediately vest due to the fact that he has been employed by the Company for a period in excess of seven years.
(6) Mr. Gudbaur resigned from the Company in September 2011.

Option Exercises and Stock Vested

The table below represents the number of phantom units awarded by the Company to our Chief Executive Officer, Chief Financial Officer, Chief Operations Officer and our Commodity Manager that fully vested during the 2011 fiscal year and the market value of these phantom units that have vested. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

	Phantom Unit Awards
Name	Number of Phantom Units Acquired on Vesting(1)	Value Realized on Vesting(2)
Walter Wendland, CEO	26,733	$122,168
Christine Marchand, CFO	5,103	23,318
Chad Kuhlers, COO	33,988	155,323

(1) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(2) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for the 2011 fiscal year.

DIRECTOR COMPENSATION

Director Compensation Committee

Jerry Calease, Steve Core, Ed Hatten, Steve Retterath and Duane Lynch sit on our director compensation committee. Each member of the director compensation committee is independent under the NASDAQ definition of independence. The director compensation committee does not operate under a charter. The director compensation committee has direct responsibility with respect to the compensation of members of the Board. The director compensation committee has the overall responsibility for approving and evaluating the Company's director compensation plans, policies and programs. The director compensation committee held one meeting during the fiscal year ended October 31, 2011. All of the director compensation committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification.

Our directors are compensated based on the number of board or committee meetings they attend and are reimbursed for certain out of pocket expenses. Directors receive $700 for each board meeting they attend in person and $500 for each board meeting they attend by conference call. The chairman of the Board receives $800 per board meeting attended. In addition, board members receive $400 for each half day meeting they attend, and $700 for each full day meeting they attend, including planning and committee meetings. Members of our risk management committee receive $500 per month for their participation in weekly conference calls and members of our public relations committee receive $600 per quarter for their involvement in public relations committee meetings with the chairperson receiving $800 per quarter. The table below shows the compensation paid to each of our directors for the fiscal year ended October 31, 2011.

DIRECTOR COMPENSATION

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation	Total Compensation
Jim Boeding	2011	$10,300	$—	$10,300
Marion Cagley	2011	11,700	—	11,700
Jerry Calease	2011	12,700	—	12,700
Steve Core(1)	2011	9,900	—	9,900
Leslie Hansen	2011	7,200	—	7,200
Ed Hatten	2011	11,100	—	11,100
Stan Laures	2011	9,700	—	9,700
Duane Lynch	2011	14,900	—	14,900
Ron Pumphrey(2)	2011	13,900	—	13,900
Steve Retterath	2011	7,900	—	7,900
Dave Sovereign	2011	20,000	—	20,000
Steve Sukup	2011	8,900	—	8,900

(1) Fagen, Inc., the entity that appointed Mr. Core, received the entire amount of the director fees payable to Mr. Core as a result of his position on the Board during our 2011 fiscal year.
(2) Mr. Pumphrey resigned from the Board in August 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended October 31, 2011.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2011, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (641) 423-8525 or toll free at (888) 443-2676; (ii) by written request to Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401; (iii) by e-mail at info@ggecorn.com; or (iv) on our website at http://www.goldengrainenergy.com, on or before February 6, 2012 to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2011 Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (641) 423-8525; by e-mail at info@ggecorn.com; or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (641) 423-8525 or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401.

SCHEDULE 1

FIRST AMENDMENT TO THE
THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF GOLDEN GRAIN ENERGY, LLC

THIS FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED OPERATING AGREEMENT OF GOLDEN GRAIN ENERGY, LLC dated February 15, 2007 (the “Operating Agreement”) is adopted and approved effective as of the 20th day of February, 2012, by the affirmative vote of a majority of the members of Golden Grain Energy, LLC (the “Company”) represented at the 2012 Annual Meeting, held on February 20, 2012, at which a quorum was present, pursuant to Sections 8.1 and 6.4 of the Operating Agreement.

The Operating Agreement is amended as follows:

1.    Section 5.1(b) of the Operating Agreement is removed in its entirety and is replaced by the following:

Number. The size of the Board of Directors shall be a minimum of seven (7) Directors and a maximum of thirteen (13) Directors. The Board of Directors may adjust the size of the Board of Directors within this range by an affirmative vote of a majority of all Directors. Notwithstanding the foregoing, at all times there shall be a majority of Directors who are elected by the Members pursuant to Section 5.2 of this Agreement as compared to the number of Directors appointed pursuant to Section 5.1(c) of this Agreement.

2.    Section 5.1(v) of the Operating Agreement is removed in its entirety and is replaced by the following:

Board of Directors Right to Appoint Successor. If a vacancy in an appointed board position is not filled within thirty (30) days, then the appointing Class A Unit Holder's right to appoint a Director shall terminate and the Board of Directors shall have the option to either appoint a successor Director to fill the vacant appointed Director position or eliminate the vacant appointed Director position. In the event that the number of Class A Units held by an appointing Class A Unit Holder falls below one million (1,000,000) Units, the term of any Director appointed by such appointing Unit Holder shall terminate and the Board of Directors shall have the option to either appoint a successor Director to fill the vacant appointed Director position or eliminate the vacant appointed Director position. Decisions by the Board of Directors to eliminate a vacant appointed Director position shall be made by an affirmative vote of a majority of all Directors.

3.    A new Section 6.10 is added to the Operating Agreement which reads as follows:

Fixing of Record Date. For purposes of determining the Members entitled to notice of, or to vote at, any Member meeting or any adjournment thereof, or for purposes of determining the Members entitled to receive payment of any distribution, or in order to make a determination of the Members for any other purpose, the Directors may fix in advance a date as the record date for any such determination of Members. In the case of a record date with respect to a meeting of Members, such date shall be set at least ten (10) days prior to the meeting for which the record date is established. If no record date is fixed for the determination, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring a distribution is adopted, as the case may be, shall be the record date for such determination. When a determination of Members entitled to vote at any meeting of the Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Directors fix a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

I, Stan Laures, do hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and further certify that the above amendment was duly adopted by a majority of the members of the Company at a meeting of the members held on February 20, 2012, in accordance with the provisions of the Company's Operating Agreement.

Stan Laures, Secretary
Approved:

Dave Sovereign, Chairman of the Board

Golden Grain Energy, LLC 2012 Annual Meeting - Monday, February 20, 2012
For Unit Holders as of December 31, 2011. Proxy Solicited on Behalf of the Board of Directors

PROPOSAL ONE: AMENDMENT NUMBER ONE TO THE OPERATING AGREEMENT

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

For	Against	Abstain
☐	☐	☐

PROPOSAL TWO: AMENDMENT NUMBER TWO TO THE OPERATING AGREEMENT

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

For	Against	Abstain
☐	☐	☐

PROPOSAL THREE: ELECTION OF TWO DIRECTORS
**You may vote for THREE (3) nominees** However, only two nominees will be elected to the Board. The third vote is advisory in nature and will be used by the Board, in its discretion, with respect to who it will appoint to a currently vacant director seat. However, if Proposal One is approved, the Board would not be obligated to fill this vacant seat at all.

Nominee	For	Withhold
Jim Boeding, Incumbent	☐	☐
Leland Boyd	☐	☐
James Ludeking	☐	☐
Duane Lynch, Incumbent	☐	☐
Bill Ohrt	☐	☐
Bernard Retterath	☐	☐
Roger Shaffer	☐	☐

By signing this proxy card, you appoint Dave Sovereign and Stan Laures, jointly and severally, each with full power of substitution, as proxies to represent you at the 2012 Annual Meeting of the members to be held on Monday, February 20, 2012, and at any adjournment thereof, on any matters coming before the meeting. Please specify your choice by marking the appropriate box above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. on Friday, February 17, 2012. This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2012 Annual Meeting. If you do not mark any boxes, your units will be voted FOR the incumbents Jim Boeding and Duane Lynch and no advisory vote will be recorded with respect to the third director position the Board has the right to appoint; FOR Proposal One - Amendment Number One to the Operating Agreement; and FOR Proposal Two - Amendment Number Two to the Operating Agreement. If you choose only one (1) nominee, then the proxies will vote your units only for the nominee you chose and no advisory vote will be recorded with respect to the currently vacant director seat that the Board has the right to appoint. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a candidate or FOR and AGAINST a proposal, your votes will not be counted with respect to the director candidate or the proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2012 Annual Meeting.

Signature:	Joint Owner Signature:
Print Name:	Print Name:
Date:	Date:
Units Owned:

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE. JOINT OWNERS MUST BOTH SIGN.